Exhibit 10(ff)

[USS logo]

Mr. John H. Goodish

[address]

November 30, 2010

Dear John,

On February 23, 2009, in consideration for your agreement to (1) serve as Executive Vice President and Chief Operating Officer of United States Steel Corporation, and (2) forego your opportunity to retire under the terms of the Voluntary Early Retirement Program – 2009 (the “VERP”), the United States Steel Corporation and its successors (the “Corporation”) entered into an agreement with you (the “Agreement”) in which it agreed to provide you with the enhanced VERP retirement benefits outlined in paragraph B of the Agreement upon your separation from service, provided you satisfied the eligibility requirements outlined in paragraph A of the Agreement.

Presently, you and the Corporation mutually desire that you retire on December 31, 2010. The Corporation agrees to revise the eligibility requirement specified in the aforementioned Agreement consistent with that desire. Accordingly, the Agreement between you and the Corporation dated February 23, 2009, is hereby amended and restated in its entirety as follows:

In the event of your death prior to separation from service, the enhanced VERP retirement benefits outlined in paragraph B of the Agreement will be (1) payable even if the eligibility requirements outlined in paragraph A have not been satisfied, and (2) calculated as if the date of your retirement was the day immediately prior to the date of your death, and (3) payable within 30 days following the date of your death.

A.	Eligibility

You will be eligible for the compensation and benefits determined in paragraph B if you continue to serve as the Executive Vice President and Chief Operating Officer of the Corporation and retire on December 31, 2010 from the Corporation.

B.	Enhanced VERP Retirement Benefits

If you satisfy the eligibility requirements in paragraph A above, you will be eligible to receive the compensation and benefits in this paragraph B upon your separation from service (i.e. your termination from employment from all employers of the Corporation for any reason, including your death), with such amounts determined using the applicable factors in effect as of the date of your retirement.

(1)	Severance pay: Equal to 12 months of your monthly base salary determined as of your last day of employment, payable in a lump sum within 30 days following your separation from service, subject to paragraph C, below.

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(2)	Age and Service: Equal to one additional year for purposes of determining your monthly pension benefits under the USS Pension Plans, including the (1) tax-qualified pension benefit under the United States Steel Corporation Plan for Employee Pension Benefits (Revision of the 2003), (2) the United States Steel Corporation Non Tax-Qualified Pension Plan, and (3) the United States Steel Corporation Executive Management Supplemental Pension Program.

(3)	Lump-sums under the USS Pension Plans: The lump-sum amounts calculated under the USS Pension Plans shall be determined using the applicable interest rates outlined in the USS Pension Plans; provided, however, such applicable interest rates shall not exceed the applicable interest rates used in connection with retirements in January 2009 (with distributions in February 2009).

(4)	Enhanced Employer Contributions for Retiree Medical: Equal to $20,000 for you and another $20,000 for your spouse if you are married at retirement. Such amounts will be paid in cash to help offset your premiums for health care during retirement.

Due to restrictions under the Internal Revenue Code (the “Code”), the lump sum enhancements attributable to paragraphs B.(2) and B.(3) above, if any, otherwise payable from the tax-qualified trust under the USS Pension Plans will not be paid from the tax-qualified trust. Instead, such lump sum enhancements (if any) along with the enhancement from paragraph B.(4) above will be paid to you as a supplemental severance benefit (the “Supplemental Severance Benefit”) in a lump sum within 30 days following your separation from service, subject to paragraph C below. This Supplemental Severance Benefit is in addition to the severance pay outlined in paragraph B.(1) above. In addition, a tax allowance equal to 35% of the Supplemental Severance Benefit will be paid to you on the date of payment of the underlying taxable benefit to assist you with income taxes and other withholding taxes on the Supplemental Severance Benefit; provided, further that all tax allowance amounts payable by the Corporation shall be paid by the end of your taxable year next following your taxable year in which you remit the related taxes.

C.	Section 409A

Separately, in order for United States Steel Corporation to administer the Agreement in compliance with the requirements of Section 409A of the Code, including the six-month delay requirement that applies to distributions to key employees, the enhanced VERP retirement benefits provided under paragraph B of the Agreement will be paid to you (as originally provided in the Agreement dated February 23, 2009) on the first business day of the seventh month following March 31, 2011 (that is, October 3, 2011), except and to the extent excepted from coverage under or otherwise not subject to Section 409A or otherwise permissible without incurring an additional tax.

During this period from the date of your separation from service until the date of payment, simple interest will accrue and be payable on the date of payment of the underlying benefit,

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based upon the amount due using the average of the interest rates established under the Pension Benefit Guaranty Corporation regulations to determine the present value of lump sum distributions payable under the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003) during the months included in this delay period.

Sincerely,

Agreed to:		Date:
John H. Goodish

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